            SECURITIES PURCHASE AGREEMENT, dated May 23, 2003 (this “Agreement”), by and between Microsoft Corporation, a Washington corporation (“Seller”), and IDT Venture Capital, Inc., a Delaware corporation (“Buyer”).

RECITALS

            WHEREAS, Seller beneficially owns 636,056,024 ordinary shares, par value 10p per share (the “Ordinary Shares”), of Telewest Communications plc, a company incorporated in England and Wales (“Telewest”), and 60,322,654 limited voting convertible ordinary shares, par value 10p per share, of Telewest (the “Limited Shares”) (the Ordinary Shares and the Limited Shares, the “Telewest Shares”); and

            WHEREAS, Seller beneficially owns the Telewest Shares through Microsoft UK Cable, Inc., a Colorado corporation and wholly owned subsidiary of Seller (“MUKC”), and Microsoft Cable Partnership Holdings, Inc., a Colorado corporation and wholly owned subsidiary of Seller (“MCPH” and together with MUKC, the “Holding Subsidiaries”); and

            WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Holding Subsidiaries, on the terms and subject to the conditions set forth in this Agreement;

            NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

AGREEMENT

            Section 1. Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, on the date hereof Seller is selling to Buyer, and Buyer is purchasing from Seller, all the common stock, no par value per share, of MUKC and all the common stock, no par value per share, of MCPH (together, the “Holding Company Stock”) for a cash purchase price of U.S. $5,000,000 (the “Purchase Price”).

            Section 2. Closing; Deliveries. The closing of the purchase and sale contemplated by Section 1 (the “Closing”) is being held concurrently with the execution of this Agreement at the offices of Sullivan & Cromwell, 125 Broad Street, New York, NY. At the Closing, the following items shall be delivered by the parties:

      (a) By Seller. Seller shall deliver or caused to be delivered to Buyer stock certificates representing the Holding Company Stock, accompanied by stock powers in favor of Buyer, duly executed in blank, instructions substantially in the form attached hereto as Exhibit A and resignations or removals of the officers and directors of the Holding Subsidiaries effective as of the Closing; and

(b) By Buyer. Buyer shall deliver to Seller the Purchase Price, by wire transfer of immediately available funds to an account previously designated by Seller.

            Section 3. Representations and Warranties by Seller. Seller represents and warrants to Buyer that as of the date hereof:

      (a) Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Washington and has the requisite power and authority to own its assets and properties and carry on its business as is now being conducted. The Holding Subsidiaries are corporations duly incorporated, validly existing and in good standing under the laws of the State of Colorado and have the requisite power and authority to own their assets and properties and carry on their businesses as now being conducted. The Holding Subsidiaries are wholly-owned subsidiaries of Seller, the Holding Company Stock represents all of the issued and outstanding shares of capital stock of the Holding Subsidiaries, and the Holding Subsidiaries have no outstanding securities convertible into or exchangeable for, or warrants, rights or options to purchase from the Holding Subsidiaries, shares of any class of their capital stock.

      (b) Seller has the power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Seller of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Seller. This Agreement has been validly executed and delivered by Seller and constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms.

      (c) The Holding Company Stock is owned beneficially and of record by Seller, has been duly authorized and validly issued and is fully paid and non-assessable and was not issued in violation of any applicable securities laws or the preemptive or similar rights of any other person. The Telewest Shares are owned beneficially by MUKC and MCPH. Each of MUKC and MCPH has good and valid title to the Telewest Shares it owns, free of any pledge, security interest, lien, charge, encumbrance, pre-emptive right, proxy, voting trust, agreement, equity, claim or option of whatever nature, except that the Telewest Shares are subject to the terms and provisions of the Deed Poll, dated July 7, 2000, and the Deed Poll, dated September 21, 2000 (together, the “Deed Polls”), and the Revised New Relationship Agreement, dated as of March 3, 2000, among Seller, Liberty Media International, Inc., Liberty UK Holdings, Inc., Liberty UK, Inc. and Telewest, as amended (the “Relationship Agreement”). Upon delivery of the certificate(s) for the Holding Company Stock at the Closing against receipt by Seller of the Purchase Price, Seller will pass to Buyer good and valid title to the Holding Company Stock, free and clear of any pledge, security interest, lien, charge, encumbrance, pre-emptive right, proxy, voting trust, agreement, equity, claim, option, restriction on transfer or voting or other defect in title or other third party right whatsoever, assuming the representation set forth in Section 4(g) is accurate. .

      (d) The Telewest Shares shall cease to be subject to the terms and provisions of the Deed Polls and the Relationship Agreement concurrent with the Closing, assuming the representation set forth in 4(g) is accurate.

      (e) The execution, delivery and performance of this Agreement by Seller do not (i) conflict with or result in any breach of any provision of the organizational documents of Seller, MUKC or MCPH, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or require any consent under, any indenture, license, contract, agreement or other instrument or obligation to which Seller, MUKC or MCPH is a party, other than complying with Section 8 of the Relationship Agreement or (iii) violate any order, writ, injunction, decree or award rendered by any governmental or regulatory authority or court, domestic or foreign (a “Governmental Entity”) or violate any statute, rule or regulation (collectively, “Laws”) applicable to Seller, MUKC or MCPH or require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity; it being understood that no representation or warranty is being made in this Section 3(e)(iii) in respect of the competition laws of the European Union or of any other country or jurisdiction.

      (f) No agent, broker, investment banker, financial advisor or other person or entity is or will be entitled, by reason of any agreement, act or statement by Seller or any of its affiliates or any representative of Seller to any financial advisory, broker’s, finder’s or similar fee or commission, to reimbursement of expenses or to indemnification or contribution in connection with the transactions contemplated hereby.

      (g) Other than the Telewest Shares, neither Seller nor any of its controlled affiliates beneficially owns any equity securities or securities convertible into any equity securities (or any interest in any such securities) of Telewest as of the date hereof; it being understood that no representation is being given herein with respect to any purchases that may have been effected by any outside manager of Seller acting in its discretionary capacity. Neither Seller nor any affiliate of Seller that at the relevant time is acting “in concert” with Seller (within the meaning of the U.K. City Code), including, without limitation, the Holding Subsidiaries, has acquired any direct or indirect beneficial ownership interest in any securities of Telewest, including, without limitation, any Ordinary Shares or Limited Shares, during the 12 month-period ending on the date hereof; it being understood that no representation is being given herein with respect to any purchases that may have been effected by (i) any director or officer in his or her individual capacity or by his or her personal investment vehicles or (ii) any outside manager of Seller acting in its discretionary capacity.

      (h) The Telewest Shares are the only assets owned by the Holding Subsidiaries. Neither of the Holding Subsidiaries has any liabilities or obligations of a nature thatwould be material to either of the Holding Subsidiaries, as the case maybe, other than stamp duty tax or other similar transfer tax imposed on either of the Holding Subsidiaries, as a result of the transactions contemplated by this Agreement; it being understood that, with respect to any liabilities or obligations relating to taxes imposed on the business or operations of the Holding Subsidiaries, this representation is only given with respect to such liabilities or obligations imposed after July 7, 2000.

      (i) Since January 1, 2001, each of the Holding Subsidiaries is in compliance with all Laws in respect of the conduct of its business and ownership, possession and maintenance of its assets, except for such noncompliance which would not have a material adverse effect on the condition, financial or otherwise, or on the business affairs of either of the Holding Subsidiaries, as the case may be.

(j) Neither Holding Subsidiary has any employees. The officers and directors of each Holding Subsidiary immediately prior to the Closing are identified on Exhibit B hereto.

            Section 4. Representations and Warranties of Buyer. Buyer represents and warrants to Seller that as of the date hereof:

      (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to own its assets and properties and carry on its business as is now being conducted.

      (b) Buyer has the power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all requisite corporate action on its part. This Agreement has been duly and validly executed and delivered by it and constitutes a valid and binding agreement of it, enforceable against it in accordance with the terms hereof.

      (c) The execution, delivery and performance of this Agreement by it do not (i) conflict with or result in any breach of any provision of its certificate of incorporation or bylaws, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or require any consent under, any indenture, license, contract, agreement or other instrument or obligation to which it is a party, which would adversely affect its ability to perform its obligations hereunder (including the ability to consummate the transactions contemplated hereby) or (iii) violate any order, writ, injunction, decree or award rendered by any Governmental Entity or any Laws applicable to it or require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity.

      (d) No agent, broker, investment banker, financial advisor or other person or entity is or will be entitled, by reason of any agreement, act or statement by it or any of its shareholders or representatives to any financial advisory, broker’s, finder’s or similar fee or commission, to reimbursement of expenses or to indemnification or contribution in connection with the transactions contemplated hereby.

      (e) Buyer is an “accredited investor” within the meaning of Rule 501 under the Securities Act of 1933, as amended (the “Securities Act”), and is acquiring the Holding Company Stock for investment purposes only, for its own account and not with a view to, or for, the resale or distribution thereof in violation of applicable U.S. federal or U.S. state or United Kingdom securities laws. Buyer understands that the Holding Company Stock has not been registered under the Securities Act or any state securities laws, and it agrees that such securities may not be offered, sold or otherwise disposed of except in compliance with the Securities Act and any applicable state securities laws.

(f) Buyer has sufficient funds to perform its obligations under this Agreement.

      (g) Buyer does not control, is not controlled by and is not under common control with any member of the Liberty Group (as defined in the Relationship Agreement). For this purpose, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a person, whether through the ownership of voting securities, by contract or otherwise.

            Section 5. Indemnification.

            (a)     Indemnification by Seller. Subject to written notice of such claim for indemnification being given to Seller within the appropriate survival period referred to in Section 6, Seller shall indemnify, defend and hold harmless Buyer, its affiliates and their respective directors, officers, employees or representatives, from and against any and all claims, costs, expenses, damages, liabilities or losses (including, without limitation, from and against any judgment, settlement, attorneys’ fees and other reasonable out-of-pocket costs or expenses incurred in connection with the defense of any action or threatened action or proceeding) (collectively, “Claims”) to the extent relating to or arising out of any breach of any representation, warranty, covenant or agreement of Seller contained in this Agreement

            (b)    Indemnification by Buyer. Subject to written notice of such claim for indemnification being delivered to Buyer within the appropriate survival period set forth in Section 6 to the extent applicable, Buyer agrees to indemnify, defend and hold harmless Seller, its affiliates and their respective directors, officers, employees or representatives, from and against any and all Claims to the extent relating to or arising out of (i) any breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement or (ii) Rule 9 or any other provision of the U.K. City Code relating to or arising out of, from and after the date hereof, (A) the existence of this Agreement or (B) any action taken by or any failure to take any action by Buyer or any person to whom Buyer transfers the Holding Company Stock or the assets therein or any other person with whom Buyer has any agreement, understanding or arrangement in respect of the Holding Company Stock or any of the Telewest Shares, except to the extent that such Claim results from or arises out of any breach by Seller of its representation or warranty set forth in Section 3(g).

            (c)     Third Party Claims. Promptly after the receipt by Seller or Buyer of notice of any claim, action, suit or proceeding by any person or entity who is not a party to this Agreement (collectively, an “Action”) which is subject to indemnification hereunder, such party (the “Indemnified Party”) shall give written notice of such Action to the party from whom indemnification is claimed (the “Indemnifying Party”). The Indemnified Party’s failure to so notify the Indemnifying Party of any such matter shall not release the Indemnifying Party, in whole or in part, from its obligations to indemnify under this Section 5, except to the extent the Indemnified Party’s failure to so notify actually prejudices the Indemnifying Party’s ability to defend against such Action. The Indemnified Party shall be entitled, at the sole expense and liability of the Indemnifying Party, to exercise full control of the defense, compromise or settlement of any such Action unless the Indemnifying Party, within a reasonable time after the giving of such notice by the Indemnified Party, shall: (i) admit in writing to the Indemnified Party, the Indemnifying Party’s liability to the Indemnified Party for all or a significant portion of such Action under the terms of this Section 5; (ii) notify the Indemnified Party in writing of the Indemnifying Party’s intention to assume the defense thereof; and (iii) retain legal counsel reasonably satisfactory to the Indemnified Party to conduct the defense of such Action. The Indemnified Party and the Indemnifying Party shall cooperate with the party assuming the defense, compromise or settlement of any such Action in accordance herewith in any manner that such party reasonably may request. If the Indemnifying Party so assumes the defense of any such Action, the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of the Indemnified Party unless (A) the Indemnifying Party has agreed to pay such fees and expenses, (B) any relief other than the payment of money damages is sought against the Indemnified Party or (C) the Indemnified Party shall have been advised by its counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party, and in any such case the fees and expenses of such separate counsel shall be borne by the Indemnifying Party. No Indemnified Party shall settle or compromise or consent to entry of any judgment with respect to any such Action for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party. No Indemnifying Party shall, without the written consent of the Indemnified Party, settle or compromise or consent to entry of any judgment with respect to any such Action in which any relief is sought against any Indemnified Party or any Action unless such settlement, compromise or consent includes as an unconditional term thereof the giving by the claimant, petitioner or plaintiff, as applicable, to such Indemnified Party of a release from all liability with respect to such Action.

            Section 6. Survival. The representations and warranties of the parties set forth in this Agreement shall survive the Closing for a period of two years, except that the representations set forth in Sections 3(a), 3(b), 3(c), 3(d),4(a) and 4(b) shall survive forever.

Section 7. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication, as follows:

            (a)     if to Seller:

Microsoft Corporation
One Microsoft Way
Redmond, Washington 98052
Attention: Richard P. Emerson
Facsimile: (425) 936-7329

with copies to:

Microsoft Corporation
One Microsoft Way
Redmond, Washington 98052
Attention: Law and Corporate Affairs (Keith R. Dolliver)
Facsimile: (425) 936-7329

and

Sullivan & Cromwell
125 Broad Street
New York, New York 10004
Attention: Alexandra D. Korry
Facsimile: (212) 558-3588

            (b)    if to the Buyer:

IDT Venture Capital, Inc.
C/o IDT Corporation
520 Broad Street
Newark, New Jersey 07102
Attention: Ely Tendler, Esq.
Facsimile: (973) 438-1616_

with a copy to:

McDermott, Will & Emery
50 Rockefeller Plaza
New York, NY 10020
Attention: Mark Selinger, Esq.
Facsimile: (212) 547-5444

or to such other person or address as any party shall specify by notice in writing to the other party. All notices and other communications given to a party in accordance with the provisions of this Agreement shall be deemed to have been given (i) three business days after the same are sent by certified or registered mail, postage prepaid, return receipt requested, (ii) when delivered by hand or transmitted by telecopy (answer back received), if received prior to 5 p.m. on a business day, otherwise on the next business day or (iii) one business day after the same are sent by a reliable overnight courier service, with acknowledgment of receipt requested.

            Section 8. Third Party Beneficiaries. Except as expressly provided herein, nothing contained in this Agreement is intended to confer on any person other than the parties and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

            Section 9. Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed under the provisions of New York law applicable to contracts to be performed in New York. To the fullest extent permitted by applicable law, each party hereby irrevocably waives any right to a trial by jury in any proceeding brought with respect to this Agreement.

            Section 10. Consent to Jurisdiction. Each party irrevocably submits to the non-exclusive jurisdiction of the federal or state courts located in the State of New York in any action, suit or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby, provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section and shall not be deemed to be a general submission to jurisdiction of said courts or in the State of New York other than for such purpose. Each party hereby irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any such action, suit or proceeding brought in such a court and any claim that any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum.

            Section 11. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and shall in no way be construed to define, limit, describe, explain, modify, amplify, or add to the interpretation, construction or meaning of any provision of, or scope or intent of, this Agreement nor in any way affect this Agreement.

            Section 12. Counterparts. This Agreement may be signed in counterparts, each of which when so executed will be deemed an original and all of which, taken together, will constitute one and the same agreement.

            Section 13. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors, permitted assigns and, with respect to Section 5, any person entitled to be indemnified thereunder.

            Section 14. Expenses. The parties hereto will each pay their respective expenses (including fees and expenses of legal counsel, investment bankers, brokers or other representatives or consultants) in connection with this Agreement; provided, however, that Buyer shall be responsible for any stamp duty tax or other similar transfer tax imposed on any of the parties hereto or their respective affiliates as a result of the transactions contemplated by this Agreement; it being understood that Seller promptly shall pay to the relevant authorities any taxes as to which Buyer makes any payment to Seller hereunder.

            Section 15. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior communications, understandings and agreements between the parties hereto relating to the subject matter hereof.

            Section 16. Amendment. This Agreement may be modified or amended only with the written consent of each of the parties. Any provision hereof may be waived (either generally or in a particular instance) in writing by the party entitled to enforce such provision. No delay in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of any party of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

            Section 17. Name Change. As soon as reasonably practicable following Buyer’s purchase of the Holding Company Stock, Buyer shall cause MCPH or MUKC, as the case may be, to file an amendment to its certificate of incorporation with the Secretary of State of the State of Colorado changing its name so as to exclude any reference to the term “Microsoft,” “MS”or any similar marks belonging to Seller.

            Section 18. Confidentiality.Unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, Buyer and Seller shall not issue any press release or otherwise make any public statement concerning the transactions contemplated hereby, and if disclosure is required by applicable law or by any securities exchange, Buyer and Seller shall consult to the extent practicable prior to any such disclosure; provided, however, that notwithstanding the foregoing, Buyer and Seller (and each employee, representative, or other agent of Buyer and Seller) may disclose to any and all persons, without any limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to such person relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions of this Agreement (and the foregoing sentence shall not apply) to the extent disclosure of such information could result in any violation of applicable securities laws. For this purpose, “tax treatment and tax structure” means any facts relevant to the federal income tax treatment of the transaction contemplated by this Agreement but does not include information relating to the identity of the parties hereto.

            IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly signed as of the date first above written.

MICROSOFT CORPORATION
By:	/s/ John A. Seethoff

	Name: Title:	John A. Seethoff Assistant Secretary

IDT VENTURE CAPITAL, INC.
By:	/s/ Ira Greenstein

	Name: Title:	Ira Greenstein CEO

EXHIBIT A

[Microsoft Logo]

May 23, 2003

Northern Trust
[Address]
Attn: Stephanie Alston

To Whom It May Concern:

            Attached is a form of Securities Purchase Agreement (the “Securities Purchase Agreement”), dated May 23, 2003, between Microsoft Corporation, a Washington corporation, and IDT Venture Capital Inc., a Nevada corporation (“IDT”), pursuant to which Microsoft will sell Microsoft U.K. Cable, Inc., a Colorado corporation (“UK Cable”), and Microsoft Cable Partnership Holdings, Inc., a Colorado corporation (“Cable Partnership”), to IDT. By virtue of the aforementioned sale, Microsoft intends to transfer the 636,056,024 ordinary shares (the “Shares”) of Telewest Communications plc. currently held in CREST account number ____. We hereby irrevocably instruct you to transfer the Shares to a CREST account to be opened by IDT on behalf of UK Cable and Cable Partnership upon your receipt of an executed copy of the Securities Purchase Agreement.

MICROSOFT CORPORATION
By:

Name: Title:

EXHIBIT B

DIRECTORS AND OFFICERS OF MICROSOFT UK CABLE, INC. AND MICROSOFT
CABLE PARTNERSHIP HOLDINGS, INC.

Microsoft UK Cable, Inc.

Name Brent Callinicos John A. Seethoff Kevin J. Fay	Title President and Treasurer Vice President, Secretary and Director Vice President, Assistant Secretary

Microsoft Cable Partnership Holdings, Inc.

Name Brent Callinicos John A. Seethoff Kevin J. Fay	Title President and Treasurer Vice President, Secretary and Director Vice President, Assistant Secretary